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                                                                    Exhibit 3.12

                             OPERATING AGREEMENT OF

                                TA TRAVEL, L.L.C.

                      A DELAWARE LIMITED LIABILITY COMPANY


                  THIS OPERATING AGREEMENT (the "Agreement") is made effective as of the _____ day of October, 1997, by TA Operating Corporation (the "Member").


                                    ARTICLE 1

                           ORGANIZATION OF THE COMPANY

                  Section 1.1 Organization. On October 16, 1997, Brent D. Ballard, as the authorized representative of the Company, organized the Company by executing and filing a Certificate of Formation with the Secretary of State of Delaware in accordance with and pursuant to the Act. Prior to the Company's conducting business in any jurisdiction other than the State of Delaware, the Managers shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managers, the Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

                  Section 1.2 Name. The name of the Company is TA Travel, L.L.C. (the "Company").

                  Section 1.3 Principal Place of Business. The principal place of business of the Company shall be located at 24601 Center Ridge Road, Westlake, Ohio 44145 or such other address as shall be designated by the Member.

                  Section 1.4 Purposes. The purposes of the Company are to engage in any and all businesses or activities for which limited liability companies may be organized under the laws of the State of Delaware, including, but not limited to the acquisition and leasing of aircraft.

                  Section 1.5 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the Secretary of State of Delaware and shall continue until terminated by operation of law or pursuant to the provisions hereof.

                  Section 1.6 Registered Agent. The registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, whose address is 1013 Centre Road, P.O. Box 691, Wilmington, Delaware 19805.
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                  Section 1.7 Definitions. Any capitalized term used in this
Agreement shall have the meaning ascribed to such term in Schedule A hereto, unless otherwise expressly provided herein or unless the context otherwise clearly requires.

                                    ARTICLE 2

                              CAPITAL CONTRIBUTIONS

                  Section 2.1 Member's Contributions. Contemporaneously with the execution of this Agreement, the Member shall make an initial Capital Contribution to the Company. Additional Capital Contributions to the Company shall be made from time to time in such amounts as may be determined by of the Member.

                  Section 2.2 Return of Contributions. The Member shall be entitled to the return of its Capital Contributions upon the terms and conditions contained in this Agreement. No interest shall be due or payable on either the Member's Capital Account or its Capital Contribution. An unreturned Capital Contribution shall not be a liability of the Company.

                                    ARTICLE 3

              PROFITS AND LOSSES; DISTRIBUTIONS; ACCOUNTING MATTERS

                  Section 3.1 Allocation of Profits and Losses. All of the profits and losses of the Company shall be allocated to and borne by the Member.

                  Section 3.2 Distributions. Excess Cash Flow shall be calculated and distributed to the Member on a monthly basis.

                  Section 3.3 Withdrawals. The Member shall be entitled to make withdrawals from its Capital Account by notice to the Managers at any time.

                  Section 3.4 Books; Fiscal Year. (a) The books of the Company shall be kept on the accrual basis and in accordance with generally accepted accounting principles consistently applied. The Managers shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions and proceedings under this Agreement, and all such accounts and other records relating thereto shall be open to inspection and audit at all reasonable times by the Member.

                  (b) The fiscal year of the Company shall be the calendar year.

                  Section 3.6 Tax Returns. The Managers shall cause to be prepared and filed all necessary federal and state tax returns for the Company.

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                                    ARTICLE 4

                                   MANAGEMENT

                  Section 4.1 Management by Managers. Except for situations in which the approval of the Member is required by this Agreement or by nonwaivable provisions of applicable law: (a) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers; and (b) the Managers may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including (but not limited to) the following:

                           (1) entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company;

                           (2) seeking, investigating and completing the acquisition, leasing, investment or disposition by the Company of properties and assets;

                           (3) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

                           (4) maintaining the assets of the Company in good order;

                           (5)      collecting sums due the Company;

                           (6)      paying debts and obligations of the Company;
                                    and

                           (7) the acquisition or disposition by the Company of any properties or assets.

                  Section 4.2 Number of Managers. Until changed in accordance with the provisions of this Section, the number of Managers of the Company, none of whom need be a Member, shall be four (4). The number of Managers may be changed at the discretion of the Member.

                  Section 4.3 Designation of Managers. Managers shall be designated by the Member. The following Persons shall serve as the initial
Managers: Edwin P. Kuhn, James W. George, Timothy L. Doane and Michael H. Hinderliter.

                  Section 4.4 Term of Office. Each Manager shall hold office until such Manager's death, resignation, or removal from office by the Member. Any vacancy resulting from any of the foregoing shall be filled by the Member.

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                  Section 4.5 Actions of the Managers. (a) All actions and
decisions of the Managers shall be made or approved by a majority of the Managers. Actions and decisions by the Managers may be made or approved at a meeting held in accordance with the provisions of this Agreement or by a written instrument executed by the number of Managers required to take or approve such action under this Section 4.5(a).

                  (b) Notwithstanding Section 4.5(a) or any other provision to the contrary contained in this Agreement, the following matters shall require approval by the Member:

                           (1)      the borrowing of money or otherwise
                                    committing the credit of the Company for any purpose;

                           (2) the entering into of any transaction with any Person where such transaction is outside the scope of this Agreement;

                           (3) the admission of a Person as an additional or substituted member of the Company;

                           (4)      the dissolution or liquidation of the
                                    Company;

                           (5) any merger or consolidation of the Company with any other entity; and

                           (6) selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants.

                  Section 4.6 Prohibited Actions. Notwithstanding anything in this Agreement to the contrary, the Managers shall not do any of the following:

                  (a) take any action described in Section 4.5(b) of this Agreement, unless such action has been approved by the Member; or

                  (b) enter into any transaction of any kind with any Person where the liability of the Member relating to such transaction is not limited to the Company assets.

                  Section 4.7 Meetings. Meetings of the Managers shall be held at such times and places as the Managers may, by resolution or by-law, from time to time, determine.

                  Section 4.8 Officers. (a) The Company may have a President and such other officers as the Managers from time to time may appoint. All officers are subject to removal at any time in the discretion of the Managers. Subject to the limitations of this Agreement with respect to actions required to be taken by the Managers or the Members, the officers shall have those duties as are customarily possessed by such officers of a Delaware corporation, except as such duties may be limited or expanded by action of the Managers.

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                  (b) The Member and initial Managers hereby designate the
following Persons to serve as the initial officers of the Company:

                      President & CEO                    Edwin P. Kuhn

                      Sr. Vice President &               James W. George
                      CFO, Secretary

                      Sr. Vice President,                Timothy L. Doane,
                      Market Development

                      Sr. Vice President,                Michael H. Hinderliter
                      Marketing

                  Section 4.9 Tax Matters Member. The Member shall act as the "tax matters partner" for the Company, as that term is defined in, and for all purposes of, Section 6231(a)(7) of the Code.


                                    ARTICLE 5

                    LIMITATION OF LIABILITY; INDEMNIFICATION

                  Section 5.1 Proof of Failure to Satisfy Standard of Conduct. The Member, Managers and Officers shall not be deemed to have violated any standard of conduct under this Article 5 unless such violation is proved, by clear and convincing evidence, in an action brought against such person. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself constitute proof or create a presumption that the appropriate standard of conduct has been violated.

                  Section 5.2 Limitation of Liability. The Member, Managers and Officers shall not be liable to the Company in damages for any action that the Member, Managers and Officers take or fail to take in such capacity, unless such action or failure to act was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company.

                  Section 5.3 Indemnification of Members. The Company agrees to indemnify the Member, Managers and Officers (an "indemnified party"), to the fullest extent permitted by law, and to save and hold each indemnified party harmless from, and in respect of, all (1) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against such indemnified party or the Company that arise out of or in any way relate to the Company, its properties, business or affairs, and (2) such claims, actions and demands, and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; provided, however, that this indemnification shall apply only so long as the indemnified party has acted in good faith on behalf of the Company, in a manner reasonably

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believed by him or her to be within the scope of his or her authority under this
Agreement and in the best interests of the Company, and only if such action or failure to act did not constitute willful misconduct, fraud or gross negligence. Expenses, including attorneys' fees, incurred by the Member, Managers and Officers in defending any proceeding referred to in this Section 5.3, shall be paid by the Company, in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the Member, Managers and Officers to repay such amount, if it shall ultimately be determined that she or he is entitled to be indemnified by the Company as authorized in this Section 5.3.


                                    ARTICLE 6

                            DISPOSITIONS OF INTERESTS

                  The Member shall not sell, transfer, assign, donate or otherwise dispose of its Membership Interest without thirty (30) days prior notice to the Managers.

                                    ARTICLE 7

             DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

                  Section 7.1 Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of the following:

                  (a) the written election of the Member to dissolve; or

                  (b) an entry of a decree of judicial dissolution of the Company.

                  Section 7.2 Liquidation and Termination. On dissolution of the Company, the Managers shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to manage the Company assets with all of the power and authority of the Managers. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation. The liquidator, as promptly as possible after dissolution, shall apply the proceeds of liquidation as set forth in the remaining sections of this Article 7.

                  Section 7.3 Payment of Debts. The assets shall first be applied to the payment of the liabilities of the Company and the expenses of liquidation.

                  Section 7.4 Remaining Distribution. The remaining assets shall then be distributed to the Member.

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                  Section 7.5 Reserve. Notwithstanding the foregoing provisions, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to the provisions of this Article 7.

                  Section 7.6 Final Accounting. The Member shall be furnished with a statement which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation. Upon the compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a Certificate of Cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

                                    ARTICLE 8

                                  MISCELLANEOUS

                  Section 8.1 Federal Income Tax Elections. In the event of a transfer of all or part of the interest of the Member in the Company, the Company may elect pursuant to Section 754 of the Code (or any similar provision enacted in lieu thereof) to adjust the basis of the assets of the Company upon written request of the transferee, unless such election would have a materially unfavorable effect upon any of the Members.

                  Section 8.2 Governing Law. The Company and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be wholly performed in Delaware.

                  Section 8.3 Entire Agreement. This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

                  Section 8.4 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement, or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

                  Section 8.5 Notices. Any notice or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been given and received for all purposes when delivered personally to the party to whom the same is directed or when mailed or sent by overnight delivery service, charges prepaid, addressed to the party to whom the same is directed at the address set forth in this Agreement, or such other address as the Company has received written notice from the appropriate party from time to time.

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                  Section 8.6 Amendment. This Agreement may be amended only by action by the Member.

                  Section 8.7 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

                  Section 8.8 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

                  Section 8.9 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

                  IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.


                                        MEMBER:


                                        TA Operating Corporation

                                            By:     /s/ James W. George
                                            Its:    Senior Vice President
                                                    and Chief Financial Officer

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                                   SCHEDULE A


                  For purposes of the foregoing Operating Agreement (the "Agreement"), the following terms shall have the meanings respectively ascribed to them in this Schedule, which shall be treated as part of the terms of the
Agreement:

                  Act: "Act" shall mean the Delaware Limited Liability Company Act codified at Del. Code Ann. tit. 6 Section 18-101 to 18-1107, inclusive, as in effect from time to time in the State of Delaware.

                  Agreement: "Agreement" shall mean the Operating Agreement of the Company as the same may be amended from time to time in accordance with its terms.

                  Capital Contribution: "Capital Contribution" shall mean the amount in cash (or other property) contributed by the Member (or such Member's predecessor in interest) to the capital of the Company for such Member's Membership Interest in the Company.

                  Cash Flow: "Cash Flow" shall mean all revenue received by the Company from Company operations, or from the sale, exchange or other disposition of all or any part of the assets of the Company or from the refinancing of any indebtedness on the assets owned by the Company, less all expenses of every kind (before deduction for cost recovery or other non-cash expenses) of the Company for any period.

                  Code: "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  Company: "Company" shall mean TA Travel, L.L.C., a Delaware limited liability company.

                  Excess Cash Flow: "Excess Cash Flow" shall mean Cash Flow of the Company in excess of such reserves as the Managers reasonably determine are necessary from time to time for the efficient operation of the Company's business.

                  IRS:  "IRS" shall mean the Internal Revenue Service.

                  Manager: "Manager" shall mean each individual designated as a manager of the Company pursuant to Article 4.

                  Member: "Member" shall mean TA Operating Corporation, and any Person hereafter admitted to the Company as a Member as provided in the Agreement.

                  Membership Interest: "Membership Interest" shall mean the entire interest of a Member in the Company, including (but not limited to) rights to distributions (liquidating or otherwise) and allocations.

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                  Officer: "Officer" shall mean any individual appointed to act as the President, a Vice President, Treasurer or the Secretary of the Company or any other office established by the Managers pursuant to the Agreement.

                  Person: "Person" shall have the meaning given that term in Section 18-101(11) of the Act.

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